Exhibit 99.1

SeaBright Insurance Holdings, Inc. 1501 4th Avenue Suite 2600 Seattle, WA 98101	Contact: SeaBright Insurance Holdings, Inc. Robert P. Cuthbert Senior Vice President and Chief Financial Officer 206-269-8500 investor@sbic.com

SeaBright Insurance Holdings Reports Third Quarter

and Nine-Month 2008 Results

Seattle, WA – October 21, 2008 – SeaBright Insurance Holdings, Inc. (Nasdaq: SEAB) today announced results for the third quarter and nine-months ended September 30, 2008.

Net income for the third quarter was $1.8 million or $0.08 per fully diluted share compared to $9.7 million or $0.46 per fully diluted share in the year-earlier period. During the quarter, the Company recorded a pre-tax charge of $11.5 million, or $0.54 per diluted share, related to other-than-temporary impairments of the Company’s investments in preferred stock issued by Fannie Mae, Freddie Mac and Citigroup ($8.3 million) and equity indexed securities exchange-traded funds ($3.2 million).

For the third quarter of 2008, premiums earned increased 15.1% to $68.7 million compared to $59.7 million for the same period in 2007. For the quarter, total revenue was $65.4 million compared to $66.7 million for the same period in 2007.

John Pasqualetto, SeaBright’s Chairman, President and Chief Executive Officer, said, “Setting aside the negative impact on third quarter earnings caused by investment portfolio impairments, I am pleased with our results which reflect sound operational fundamentals. Clearly, we continue to operate in a soft insurance market and a very difficult economic environment.”

Mr. Pasqualetto concluded, “Our priority has always been on profitable insurance underwriting and we remain firmly committed to prudent underwriting discipline and outstanding customer service. We will continue to employ a conservative approach to managing our investment portfolio.”

The net loss ratio for the third quarter of 2008 was 57.1% compared to 57.8% in the same period of 2007. During the third quarter 2008, on a pre-tax basis, the Company recognized approximately $5.1 million in favorable development of prior years’ loss reserve estimates to reflect a continuation of deflation trends in the paid loss data for recent accident years. During the third quarter of 2007, on a pre-tax basis, the Company recognized $5.5 million in favorable development of prior years’ loss reserve estimates.

Total underwriting expenses for the third quarter 2008 were $17.4 million compared to $15.2 million in the prior year period. The net underwriting expense ratio for the third quarter was 25.1% compared to 25.3% for the same period in 2007.

The net combined ratio for the third quarter of 2008 was 82.2% compared to 83.1% for the same period in 2007.

Net investment income for the third quarter of 2008 was $5.6 million compared to $5.2 million for the same period in 2007 as the Company’s investment portfolio and cash increased 2.9% or $14.7 million to $529.4 million at September 30, 2008 from $514.7 million at December 31, 2007.

At September 30, 2008, SeaBright had 1,067 customers, an increase of 19.1% compared to 896 customers a year earlier. At September 30, 2008, the average premium size per customer was approximately $256,000 compared to approximately $289,000 at September 30, 2007, a reflection of the continued geographic diversification of SeaBright’s business and lower premium rates related to the decline in loss costs.

For the nine months ended September 30, 2008, net income was $19.1 million or $0.90 per diluted share compared to $29.9 million or $1.43 per diluted share in the same period in 2007. Total revenue for the period increased 4.9% to $191.3 million compared to $182.3 million for the same period in 2007. For the nine months ended September 30, 2008, net premiums earned increased 11.0% to $181.1 million compared to $163.1 million for the comparable period in 2007.

The net loss ratio was 55.8% for the nine months ended September 30, 2008 compared to 54.3% for the same period in 2007. For the nine months ended September 30, 2008, on a pre-tax basis, the Company recognized $20.9 million in favorable development of prior years’ loss reserve estimates, compared to $20.5 million , on a pre-tax basis, recognized in the same period of 2007.

Total underwriting expenses for the nine months ended September 30, 2008 were $50.7 million compared to $42.5 million in the prior year period and the net underwriting expense ratio was 27.9% compared to 26.0% in the same period in 2007.

For the nine months ended September 30, 2008, the net combined ratio was 83.7% compared to 80.3% for the same period in 2007.

At September 30, 2008, the Company’s investment portfolio and cash totaled $529.4 million and had an overall credit rating of AA. The Company regularly reviews its investment portfolio for other-than-temporary impairment declines in fair value considering, among other things, the underlying credit quality of the security, the magnitude and duration of the impairment, current economic conditions and the intent and ability to retain the investment for a period of time sufficient to allow for a recovery in value.

As of September 30, 2008, the overall credit quality of the Company’s $283.9 million fixed income municipal portfolio (including secondary insurance) stood at AA/AA-. With secondary insurance removed, the average rating of the municipal portfolio would be AA-. As of September 30, 2008, the Company had $202.8 million in insured municipal bonds with a weighted average credit rating of AA. The underlying rating of the insured bonds was AA-. The Company also had $81.1 million in uninsured municipal bonds with a weighted average credit rating of AA/AA-.

At September 30, 2008, the Company had $2.6 million invested in collateralized mortgage obligations, $2.1 million in adjustable rate mortgages, $11.9 million in asset backed securities, none of which were sub prime, and investments in Fannie Mae and Freddie Mac debt securities and preferred stock of $12.9 million and $677,000, respectively.

About SeaBright Insurance Holdings, Inc.

SeaBright Insurance Holdings, Inc. is an insurance holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance. SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its in-house wholesale broker affiliate, PointSure Insurance Services. SeaBright Insurance Company provides workers’ compensation coverage to employers in selected regions nationwide. To learn more about SeaBright Insurance Company and SeaBright Insurance Holdings, Inc., visit our website at www.sbic.com.

Conference Call

The Company will host a conference call on Tuesday, October 21, 2008 at 4:30 p.m. Eastern Time featuring remarks by John G. Pasqualetto, President and CEO, Richard J. Gergasko, Executive Vice President - Operations, and Robert P. Cuthbert, Senior Vice President and Chief Financial Officer. The conference call is available via webcast on the Company’s website and can be accessed by visiting http://investor.sbic.com. Once there, select “Webcasts and Presentations” on the left side of the page. The dial-in number for the conference call is (877) 723-9521. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through October 28, 2008, at (888) 203-1112 (domestic) or (719) 457-0820 (international), (Passcode: 4497641). The online archive of the webcast will be available on the Company’s website for 30 days following the call.

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Cautionary Statement

Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M Best rating of our insurance subsidiary; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; the loss of our rights to fee income and protective arrangements that were established in connection with the acquisition of our business; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our 2007 Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 17, 2008, and in our other public filings filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

Set forth in the tables below are summary results of operations for the three and nine month periods ended September 30, 2008 and 2007 as well as selected balance sheet data as of September 30, 2008 and December 31, 2007. The following information is preliminary and unaudited and is subject to change until final results are publicly distributed upon the filing of the Company’s quarterly report on Form 10-Q. The Company currently expects to file its unaudited condensed consolidated financial statements with the U.S. Securities and Exchange Commission as part of its quarterly report on Form 10-Q in a timely fashion on or before November 10, 2008.

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2008	December 31, 2007

	(Unaudited)	(Audited)
	(in thousands)
ASSETS

Fixed income securities available-for-sale, at fair value	$499,725	$474,756
Equity securities available-for-sale, at fair value	11,333	11,193
Preferred stock available-for-sale, at fair value	851	8,488
Cash and cash equivalents	17,497	20,292
Accrued investment income	5,616	5,055
Premiums receivable, net of allowance	14,661	9,223
Deferred premiums	153,302	150,066
Service income receivable	—	436
Reinsurance recoverables	20,141	14,210
Receivable under adverse development cover	2,533	2,533
Prepaid reinsurance	1,677	1,820
Property and equipment, net	4,752	1,707
Deferred income taxes, net	24,522	16,488
Deferred policy acquisition costs, net	21,315	19,832
Intangible assets, net	1,225	1,233
Goodwill	3,386	2,881
Other assets	18,154	15,356
Total assets	$800,690	$755,569

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Unpaid loss and loss adjustment expense	$279,656	$250,085
Unearned premiums	146,745	147,033
Reinsurance funds withheld and balances payable	1,829	220
Premiums payable	5,289	4,136
Accrued expenses and other liabilities	45,817	47,789
Surplus notes	12,000	12,000
Total liabilities	491,336	461,263

Commitments and contingencies

Stockholders’ equity:
Series A preferred stock, $0.01 par value; 750,000 shares authorized;
no shares issued and outstanding	—	—
Undesignated preferred stock, $0.01 par value; 10,000,000 shares
authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 75,000,000 shares authorized;
issued and outstanding — 21,362,312 shares at September 30, 2008
and 20,831,102 shares at December 31, 2007	214	208
Paid-in capital	199,534	194,023
Accumulated other comprehensive income (loss)	(7,895)	1,638
Retained earnings	117,501	98,437
Total stockholders’ equity	309,354	294,306
Total liabilities and stockholders’ equity	$800,690	$755,569

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(dollars in thousands, except income per share amounts)
Revenue: (1)
Premiums earned	$68,686	$59,721	$181,093	$163,109
Claims service income	(78)	432	752	1,331
Other service income	80	55	179	104
Net investment income	5,572	5,174	16,853	14,786
Net realized loss	(11,678)	(25)	(13,807)	(85)
Other income	2,820	1,376	6,271	3,018
	65,402	66,733	191,341	182,263
Losses and expenses:
Loss and loss adjustment expenses	39,154	34,921	101,719	89,851
Underwriting, acquisition and insurance
expenses	17,350	15,172	50,674	42,495
Interest expense	205	289	666	854
Other expenses	2,793	2,020	7,146	5,223
	59,502	52,402	160,205	138,423
Income before taxes	5,900	14,331	31,136	43,840
Income tax expense (benefit):
Current	5,268	5,438	14,933	15,604
Deferred	(1,148)	(757)	(2,861)	(1,690)
	4,120	4,681	12,072	13,914
Net income	$1,780	$9,650	$19,064	$29,926

Basic earnings per share	$0.09	$0.47	$0.93	$1.47
Diluted earnings per share	$0.08	$0.46	$0.90	$1.43

Weighted average basic shares outstanding	20,581,822	20,350,778	20,466,465	20,336,778
Weighted average diluted shares outstanding	21,369,033	20,989,481	21,143,263	20,950,968

Net loss ratio (2)	57.1%	57.8%	55.8%	54.3%
Net underwriting expense ratio (3)	25.1%	25.3%	27.9%	26.0%
Net combined ratio (4)	82.2%	83.1%	83.7%	80.3%

(1) Gross and net premiums written for the periods indicated were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
		(in thousands)
Gross premiums written	$61,668	$67,990	$191,489	$195,476
Net premiums written	57,215	63,790	180,563	183,695

(2) The net loss ratio is calculated by dividing loss and loss adjustment expenses for the period less claims service income by the net premiums earned for the period.

(3) The net underwriting expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period less other service income by the net premiums earned for the period.

(4) The net combined ratio is the sum of the net loss ratio and the net underwriting expense ratio.